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                                                                     EXHIBIT 5.1
                               [Form of Opinion]
                     [LETTERHEAD OF ALDERWOODS GROUP, INC.]





April 1, 2002

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Ladies and Gentlemen:

         In my capacity as Senior Vice President, Legal & Asset Management of Alderwoods Group, Inc., a Delaware corporation (the "Company"), I am acting as counsel to the Company in connection with the registration for resale, on the Company's registration statement on Form S-1 (the Form S-1, including any amendments, supplements or successor forms thereto, being referred to herein as the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), by certain selling security holders listed in the Registration Statement of (i) up to 14,836,852 shares (the "Shares") of the Company's common stock, par value $0.01 per share, (ii) up to $42,452,400 aggregate principal amount of the Company's 11% Senior Secured Notes Due 2007 (the "Five-Year Secured Notes"), (iii) up to $10,429,935 aggregate principal amount of the Company's 12 1/4% Senior Notes Due 2004 (the "Two-Year Unsecured Notes"), and (iv) up to $74,262,269 aggregate principal amount of the Company's 12 1/4% Senior Notes Due 2009 (the "Seven-Year Unsecured Notes").

         I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, I am of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Five-Year Secured Notes, the Two-Year Unsecured Notes and the Seven-Year Unsecured Notes have been duly authorized by the Company, executed by proper officers of the Company, authenticated by Wells Fargo Bank Minnesota, National Association (the "Trustee") and delivered by the Company, and are valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except, in each case, to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         In rendering this opinion, I have (i) assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy of the statements and certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, (ii) relied as to certain factual matters upon statements or certificates of representatives of the Company and public officials, and I have not independently checked or verified the accuracy of those statements and certificates, and (iii) assumed that the applicable indenture governing each of the Five-Year Secured Notes, the Two-Year Unsecured Notes and the Seven-Year Unsecured Notes is the valid and binding obligation of the Trustee.



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         I am a member of the bar of the State of Washington, and I have not been admitted to the bar of any other jurisdiction. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me with respect to this opinion under the heading "Legal Matters" in the prospectus that is part of the Registration Statement.

                                Very truly yours,






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